SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 30, 2004

BARR PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9860	42-1612474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Chestnut Ridge Road, Woodcliff Lake, NJ	07677
(Address of principal executive offices)	(Zip code)

(201) 930-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EX-99.0 PRESS RELEASE

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Barr Pharmaceuticals, Inc. (the “Company”) has entered a Credit Agreement, dated August 30, 2004, among the Company, Bank of America, N.A. as administrative agent, JPMorgan Chase Bank as syndication agent, the other lenders party thereto, and Banc of America Securities LLC and J.P. Morgan Securities Inc., as Co-Lead Arrangers and Co-Book Managers. Such credit agreement provides for a $175 million, five-year, senior unsecured revolving credit facility. Borrowings under the Credit Agreement will bear interest at a floating rate based on a base rate or a eurodollar rate. The Company may use the proceeds of the credit facility for working capital, capital expenditures, and general corporate purposes (including share repurchases and permitted acquisitions). The members of the lending syndicate include Bank of America, N.A., JPMorgan Chase Bank, Citicorp North America, Inc., Credit Suisse First Boston, The Bank of New York and Key Bank, N.A. Effective as of the closing date of the new credit agreement, the Company terminated the commitments under the existing Credit Agreement, dated as of December 31, 2003, among the Company, Bank of America, N.A., as administrative agent, and the lenders party thereto.

On August 31, 2004, the Company issued a press release announcing its entering into the new credit facility. A copy of the release is attached hereto as Exhibit 99.0 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Exhibit
99.0	Barr Pharmaceuticals, Inc. August 31, 2004 press release regarding the new credit facility.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARR PHARMACEUTICALS, INC.
Date: September 1, 2004	/s/ Paul M. Bisaro
Paul M. Bisaro
Senior Vice President